 Board of Directors
Legacy Technology Holdings, Inc.

RE: Notice of Resignation - Legacy Technology Holdings, Inc.

Dear Sir,

Please be advised, effective 5:00 PM CMT July 8, 2009, I hereby tender my resignation as President, Officer, Director, Partner, Manager and every other representative role I have with Legacy Technology Holdings, Inc.

I will be tendering all my stock in the Company on the effective date of the resignation.

Sincerely,

Mike Pick

Robert Thompson